Exhibit 99.1

Partnership Contact:

Jeff Gutman

(614) 643-0314

ir@OxfordResources.com

Oxford Resource Partners, LP Reports First Quarter 2012 Financial Results

Oxford Streamlining Illinois Basin Operations,

Actions Underway Expected to Enhance Liquidity by $30 to $35 Million in 2012

COLUMBUS, Ohio, May 3, 2012 – Oxford Resource Partners, LP (NYSE: OXF) (the “Partnership” or “Oxford”) today announced first quarter 2012 financial results.

Overview

Following a challenging quarter, Oxford’s management is highly focused on improving its profitability and liquidity through the actions below:

•	Refocusing on its core Northern Appalachian business, where it has long-term customer relationships and a fully contracted book of business through 2013.

•	Consolidating its Illinois Basin operations to meet market demand and reduce costs.

•	Transferring equipment from its Illinois Basin to its Northern Appalachian operations, part of an overall plan to reduce total capital spending by approximately $10 million in 2012.

•

Strengthening its balance sheet through an estimated $20 million in asset sales, including the $6.3 million sale of oil and gas mineral rights completed in April, coupled with proceeds from the planned sale of excess equipment from its Illinois Basin operations.

“We are taking rapid and decisive actions to improve operations,” said Oxford’s President and Chief Executive Officer Charles C. Ungurean. “We are focused on rightsizing our operations to match the currently challenging market conditions and to improve our profitability and liquidity. We are undertaking specific steps that include the ongoing restructuring of our Illinois Basin operations, which we expect will reduce Oxford’s overall cost profile and enhance the productivity of our Northern Appalachian operations. By redeploying idled Illinois Basin equipment to our Northern Appalachian operations and selling excess Illinois Basin equipment, among other actions, we will reduce our planned 2012 capital outlays by $10 million and strengthen our balance sheet.”

First Quarter 2012 Results

Net loss for the first quarter of 2012 was $15.8 million, or $0.75 per diluted limited partner unit, compared to a net loss for the first quarter of 2011 of $1.8 million, or $0.08 per diluted limited partner unit. First quarter 2012 results were impacted by impairment and restructuring charges related to the Illinois Basin operations and nonrecurring costs of $8.8 million, or $0.43 per diluted limited partner unit. Excluding these items, net loss for the first quarter of 2012 would have been $7.0 million, or $0.32 per diluted limited partner unit. Adjusted EBITDA1 was $11.0 million for the first quarter of 2012 as compared to $14.0 million for the first quarter of 2011, impacted by a $4.88 per ton increase in cost of coal sales per ton primarily attributable to $3.8 million in higher diesel fuel costs. Distributable cash flow1 was $0.1 million for the first quarter of 2012, down $5.4 million from the first quarter of 2011, reflecting the impact of a terminated sales contract, $3.8 million in higher diesel fuel costs and $0.8 million in higher cash interest expense.

Production and Sales Information Summary

	Three Months Ended March 31,
	2012	2011	% Change
	(tons in thousands)
Tons of coal produced (clean)	1,891	1,951	(3.1%)
(Increase) in inventory	(32)	(29)	n/a
Tons of coal purchased	71	141	(49.6%)
Tons of coal sold	1,930	2,063	(6.4%)
Tons of coal sold under long-term contracts*	92.5%	92.9%	n/a
Average sales price per ton	$49.13	$45.44	8.1%
Cost of transportation per ton	$6.18	$5.07	21.9%
Average sales price per ton (net of transportation expenses)	$42.95	$40.37	6.4%
Cost of purchased coal sales per ton	$45.16	$36.44	23.9%
Cost of coal sales per ton	$37.45	$32.57	15.0%
Number of operating days	72.0	70.0	n/a

*	Represents the percentage of the tons of coal sold that were delivered under long-term sales contracts.

Business Update

Northern Appalachian (NAPP) Operations

Oxford’s core Northern Appalachian business remains strong. As the largest producer of surface mined coal in Ohio, Oxford retains its position as a leading low-cost producer of steam coal in the Northern Appalachian region. Oxford’s sales book is fully contracted through 2013 underscoring its long-term customer relationships in the region. During the first quarter, Oxford amended a coal sales contract with a significant Northern Appalachian customer to compensate Oxford for tons not shipped to the customer through a corresponding increase in sales price. In addition, Oxford recently executed a 50,000 ton spot order with the same customer for delivery to a different power plant unit, further demonstrating the strength of Oxford’s customer relationships.

[1]	Definitions of adjusted EBITDA and distributable cash flow, which are non-GAAP financial measures, and reconciliations to comparable GAAP financial measures, are included in the non-GAAP financial measures table presented at the end of this press release.

Illinois Basin (ILB) Operations

Oxford continues to execute the following strategic initiatives with respect to its Illinois Basin operations:

•

Oxford has idled two Illinois Basin mines and significantly reduced operations at another Illinois Basin mine. Oxford is now proceeding to close the two idled mines which is expected to occur by the end of the year.

•

Oxford is transferring 22 major pieces of equipment from these Illinois Basin mines to its Northern Appalachian operations, which is expected to enhance productivity and reduce its capital expenditures in the Northern Appalachian region by $10 million in 2012.

•	Oxford is selling excess Illinois Basin equipment and expects to generate $10 to $15 million in proceeds during the remainder of 2012.

Throughout this process, Oxford remains committed to serving its Illinois Basin customers reliably and efficiently.

Liquidity

As of March 31, 2012, Oxford had available liquidity of $10.5 million. Oxford is currently in compliance with all of the covenants of its credit facility and does not expect any of the strategic initiatives or other contemplated actions to alter such compliance.

In April, Oxford sold oil and gas mineral rights on approximately 1,250 acres of land for $6.3 million. In the transaction, it retained royalty rights equivalent to a 20 percent net revenue interest once the wells are producing.

In total, Oxford expects to enhance its liquidity by $30 to $35 million in 2012. This additional liquidity is expected to come from the above-described mineral rights sale, coupled with the $10 to $15 million in estimated proceeds from future asset sales, the $10 million in expected capital expenditure savings and the $3.5 million in savings from the reduced first quarter subordinated distribution.

Distributions

On April 27, 2012, the Partnership declared a cash distribution of $0.4375 per common unit for its first quarter ended March 31, 2012. The Partnership also declared a reduced cash distribution of $0.10 per subordinated unit for its first quarter. The distribution will be paid on May 15, 2012 to all common and subordinated unitholders of record as of the close of business on May 8, 2012.

Ungurean commented, “We are squarely focused on improving our long-term distributable cash flow. We expect to continue paying the full minimum quarterly distribution to the common unitholders and to return to paying the full distribution to the subordinated unitholders as soon as possible. We will make a determination on a quarterly basis as to the prudent level of subordinated distributions going forward based upon our progress from the restructuring efforts described above, future levels of profitability and the Partnership’s overall liquidity.”

Guidance

As operations return to targeted levels in coming quarters, including demonstrable results from restructuring and productivity initiatives, management looks forward to more fully articulating its view on the Partnership’s longer-term earnings and distribution potential.

Conference Call

Oxford will host a conference call at 10:00 a.m. Eastern Time today (May 3, 2012) to review its financial results for the first quarter of 2012. To participate in the call, dial (866) 730-5767 or (857) 350-1591 for international callers and provide passcode 17365686. The call will also be webcast live on the Internet in the Investor Relations section of Oxford’s website at www.OxfordResources.com.

An audio replay of the conference call will be available for seven days beginning at 12:00 p.m. Eastern Time on May 3, 2012 and may be accessed at (888) 286-8010 or (617) 801-6888 for international callers. The replay passcode is 19437693. The webcast will also be archived on Oxford’s website at www.OxfordResources.com for 30 days following the call.

About Oxford Resource Partners, LP

Oxford Resource Partners, LP is a low-cost producer of high value steam coal in Northern Appalachia and the Illinois Basin. Oxford markets its coal primarily to large electric utilities with coal-fired, base-load scrubbed power plants under long-term coal sales contracts. The Partnership is headquartered in Columbus, Ohio.

For more information about Oxford Resource Partners, LP (NYSE: OXF), please visit www.OxfordResources.com. Financial and other information about the Partnership is routinely posted on and accessible at www.OxfordResources.com.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the Partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

FORWARD-LOOKING STATEMENTS: Except for historical information, statements made in this press release are “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements, including the statements and information set forth under the headings “Overview,” “Business Update,” “Liquidity,” “Distributions” and “Guidance.”

These statements are based on certain assumptions made by the Partnership based on its management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership’s management believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Partnership’s control, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: productivity levels, margins earned and the level of operating costs; weakness in global economic conditions or in customers’ industries; changes in governmental regulation of the mining industry or the electric power industry and the increased costs of complying with those changes; decreases in demand for electricity and changes in coal consumption patterns of U.S. electric power generators; the Partnership’s dependence on a limited number of customers; the Partnership’s inability to enter into new long-term coal sales contracts at attractive prices and the renewal and other risks associated with the Partnership’s existing long-term coal sales contracts, including risks related to adjustments to price, volume or other terms of those contracts; difficulties in collecting the Partnership’s receivables because of credit or financial problems of major customers, and customer bankruptcies, cancellations or breaches to existing contracts or other failures to perform; the Partnership’s ability to acquire additional coal reserves; the Partnership’s ability to respond to increased competition within the coal industry; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations, including those pertaining to carbon dioxide emissions, and other factors; significant costs imposed on the Partnership’s mining operations by extensive and frequently changing environmental laws and regulations, and greater than expected environmental regulations, costs and liabilities; legislation and regulatory and related judicial decisions and interpretations including issues pertaining to climate change and miner health and safety; a variety of operational, geologic, permitting, labor and weather-related factors, including those pertaining to both our mining operations and our underground coal reserves that we do not operate; limitations in the cash distributions the Partnership receives from its majority-owned subsidiary, Harrison Resources, LLC, and the ability of Harrison Resources, LLC to acquire additional reserves on economical terms from CONSOL Energy Inc. in the future; the potential for inaccuracies in estimates of the Partnership’s coal reserves, which could result in lower than expected revenues or higher than expected costs; the accuracy of the assumptions underlying the Partnership’s reclamation and mine closure obligations; liquidity constraints, including those resulting from the cost or unavailability of financing due to current capital markets conditions; risks associated with major mine-related accidents; results of litigation, including claims not yet asserted; the Partnership’s ability to attract and retain key management personnel; greater than expected shortage of skilled labor; the Partnership’s ability to maintain satisfactory relations with employees; and failure to obtain, maintain or renew security arrangements, such as surety bonds or letters of credit, in a timely manner and on acceptable terms.

The Partnership undertakes no obligation to publicly update or revise any forward-looking statements. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. Further information on risks and uncertainties is available in the Partnership’s periodic reports filed with the U.S. Securities and Exchange Commission or otherwise publicly disseminated by the Partnership.

OXFORD RESOURCE PARTNERS, LP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except for unit data)

	Three Months Ended March 31,
	2012	2011
Revenue
Coal sales	$82,878	$83,304
Transportation revenue	11,935	10,442
Royalty and non-coal revenue	3,054	2,320

Total revenue	97,867	96,066
Costs and expenses
Cost of coal sales (excluding depreciation, depletion and amortization, shown separately)	69,615	62,617
Cost of purchased coal	3,203	5,127
Cost of transportation	11,935	10,442
Depreciation, depletion and amortization	13,682	12,111
Selling, general and administrative expenses	4,045	3,966
Impairment and restructuring charges	8,355	—

Total costs and expenses	110,835	94,263
(Loss) income from operations	(12,968)	1,803
Interest income	1	1
Interest expense	(2,718)	(2,003)

Net loss	(15,685)	(199)
Less: net income attributable to noncontrolling interest	(91)	(1,571)

Net loss attributable to Oxford Resource Partners, LP unitholders	$(15,776)	$(1,770)

Net loss allocated to general partner	$(315)	$(35)

Net loss allocated to limited partners	$(15,461)	$(1,735)

Net loss per limited partner unit:
Basic	$(0.75)	$(0.08)

Dilutive	$(0.75)	$(0.08)

Weighted average number of limited partner units outstanding:
Basic	20,689,448	20,621,793

Dilutive	20,689,448	20,621,793

Distributions paid per limited partner unit	$0.4375	$0.4375

OXFORD RESOURCE PARTNERS, LP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except for unit data)

	March 31, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$1,513	$3,032
Trade accounts receivable	34,750	28,388
Inventory	12,846	12,000
Advance royalties	1,834	1,412
Prepaid expenses and other current assets	1,192	1,226
Assets held for sale	10,819	—

Total current assets	62,954	46,058
Property, plant and equipment, net	173,157	195,607
Advance royalties	7,323	7,945
Other long-term assets	13,634	11,655

Total assets	$257,068	$261,265

LIABILITIES
Current maturities of long-term debt	$11,267	$11,234
Accounts payable	29,388	26,940
Asset retirement obligations - current portion	8,487	4,553
Accrued taxes other than income taxes	1,531	1,732
Accrued payroll and related expenses	2,125	2,535
Other current liabilities	4,711	3,822

Total current liabilities	57,509	50,816
Long-term debt, less current maturities	148,021	132,521
Asset retirement obligations	15,720	17,236
Other long-term liabilities	1,504	1,575

Total liabilities	222,754	202,148

PARTNERS’ CAPITAL
Limited partner unitholders (20,704,299 and 20,680,124 units outstanding as of March 31, 2012 and December 31, 2011, respectively)	32,763	57,160
General partner unitholder (422,233 and 422,044 units outstanding as of March 31, 2012 and December 31, 2011, respectively)	(1,529)	(1,032)

Total Oxford Resource Partners, LP capital	31,234	56,128
Noncontrolling interest	3,080	2,989

Total partners’ capital	34,314	59,117

Total liabilities and partners’ capital	$257,068	$261,265

OXFORD RESOURCE PARTNERS, LP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	Three Months Ended March 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss attributable to Oxford Resource Partners, LP unitholders	$(15,776)	$(1,770)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation, depletion and amortization	13,682	12,111
Impairment charges	7,229
Interest rate swap and fuel contract adjustment to market	(161)	(1)
Loan fee amortization	452	319
Non-cash equity compensation expense	262	364
Advanced royalty recoupment	291	309
Loss on disposal of property and equipment	1,177	166
Noncontrolling interest in subsidiary earnings	91	1,571
Decrease in assets:
Accounts receivable	(6,362)	(2,222)
Inventory	(846)	(2,146)
Other assets	(578)	(189)
Increase (decrease) in liabilities:
Accounts payable and other liabilities	5,152	7,906
Asset retirement obligations	(1,171)	1,045
Provision for below-market contracts and deferred revenue	(20)	(244)

Net cash provided by operating activities	3,422	17,219
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(7,017)	(10,387)
Purchase of mineral rights and land	(51)	(1,035)
Mine development costs	(1,116)	(1,196)
Royalty advances	(1,530)	(134)
Proceeds from sale of property and equipment	1,478	—
Change in restricted cash	(1,983)	(339)

Net cash used in investing activities	(10,219)	(13,091)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on borrowings	(2,489)	(1,606)
Advances on line of credit	17,000	11,000
Capital contributions from partners	3	5
Distributions to partners	(9,236)	(9,206)
Distributions to noncontrolling interest	—	(1,470)

Net cash provided by (used in) financing activities	5,278	(1,277)
Net (decrease) increase in cash	(1,519)	2,851
CASH AND CASH EQUIVALENTS, beginning of period	3,032	889

CASH AND CASH EQUIVALENTS, end of period	$1,513	$3,740

NON-GAAP FINANCIAL MEASURES TABLE

Reconciliation of net loss attributable to Oxford Resource Partners, LP unitholders to adjusted EBITDA and distributable cash flow:

	Three Months Ended March 31,
	2012	2011
	(in thousands, unaudited)
Net loss attributable to Oxford Resource Partners, LP unitholders	$(15,776)	$(1,770)
PLUS:
Interest expense, net of interest income	2,716	2,002
Depreciation, depletion and amortization	13,682	12,111
Non-cash equity-based compensation expense	262	364
Non-cash loss on asset disposals	1,177	166
Non-cash portion of asset retirement obligations	381	1,358
Impairment and restructuring charges	8,355	—
Non-recurring costs	453	—
LESS:
Amortization of below-market coal sales contracts	217	244

Adjusted EBITDA	$11,033	$13,987
LESS:
Cash interest expense, net of interest income excluding amendment fees	2,296	1,539
Estimated reserve replacement expenditures	842	1,331
Other maintenance capital expenditures	7,766	5,638

Distributable cash flow	$129	$5,479

Adjusted EBITDA

Adjusted EBITDA for the period represents net income (loss) attributable to our unitholders for that period before interest, taxes, DD&A, impairment and restructuring charges, amortization of below-market coal sales contracts, non-cash equity-based compensation expense, loss on asset disposals, certain non-recurring costs and the non-cash change in future asset retirement obligations (“ARO”). The non-cash change in future ARO is included in cost of coal sales in our financial statements. Although adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, our management believes that it is useful in evaluating our financial performance and our compliance with certain credit facility financial covenants. Because not all companies calculate adjusted EBITDA identically, our calculation may not be comparable to the similarly titled measure of other companies.

Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and lenders, to assess:

•	our financial performance without regard to financing methods, capital structure or income taxes;

•	our ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our unitholders and our general partner;

•	our compliance with certain credit facility financial covenants; and

•	our ability to fund capital expenditure projects from operating cash flow.

Distributable Cash Flow

Distributable cash flow for a period represents adjusted EBITDA less cash interest expense (net of interest income), estimated reserve replacement expenditures and other maintenance capital expenditures. Cash interest expense represents the portion of our interest expense accrued and paid in cash during the reporting periods presented or that we will pay in cash in future periods as the obligations become due. Estimated reserve replacement expenditures represent an estimate of the average periodic (quarterly or annual, as applicable) reserve replacement expenditures that we will incur over the long term and then applied to the applicable period. We use estimated reserve replacement expenditures to calculate distributable cash flow instead of actual reserve replacement expenditures, consistent with our partnership agreement which requires that we deduct estimated reserve replacement expenditures when calculating operating surplus. Due to the restructuring of our Illinois Basin operations, starting in the first quarter of 2012, we are no longer estimating reserve replacement expenditures with respect to our Illinois Basin operations. Other maintenance capital expenditures include, among other things, actual cash expenditures for plant, equipment, mine development and cash expenditures relating to our ARO. Distributable cash flow should not be considered as an alternative to net income (loss) attributable to our unitholders, income from operations, cash flows from operating activities or any other measure of performance presented in accordance with GAAP. Although distributable cash flow is not a measure of performance calculated in accordance with GAAP, our management believes distributable cash flow is a useful measure to investors because this measurement is used by many analysts and others in the industry as a performance measurement tool to evaluate our operating and financial performance and to compare it with the performance of other publicly traded limited partnerships. We also compare distributable cash flow to the cash distributions we expect to pay our unitholders. Using this measure, management can quickly compute the coverage ratio of distributable cash flow to planned cash distributions.